SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               ETS International, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                            ETS INTERNATIONAL, INC.
                     7400 Beaufont Springs Drive, Suite 415
                            Richmond, Virginia 23225
                                 (804) 272-6600






       Dear Shareholder:

          The Annual Meeting of Shareholders of ETS International, Inc. (the "Company") will be held at 10:00 a.m, local time, on Monday, August 17, 1998, at the Richmond Marriott, 500 East Broad Street, Richmond, Virginia 23219. Enclosed you will find a formal Notice of Annual Meeting, Proxy and Proxy Statement detailing the matters which will be acted upon. Directors and officers of the Company will be present to help host the Meeting and to respond to any questions from shareholders. I hope you will be able to attend.

          Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may, if you desire, withdraw your Proxy and vote in person.

          The Company's Board of Directors believes that a favorable vote for each matter described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its shareholders and recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

          Thank you for your investment and continued interest in ETS International, Inc.

                                    Sincerely,


                                    /s/ James B. Quarles
                                    --------------------
                                    JAMES B. QUARLES
                                    Chairman and President
       June 19, 1998

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS OF ETS INTERNATIONAL, INC.:

     NOTICE is hereby given that the Annual Meeting of Shareholders (the "Meeting") of ETS International, Inc. (the "Company") will be held at the Richmond Marriott, 500 East Broad Street, Richmond, Virginia 23219 on Monday, August 17, 1998, at 10:00 a.m., local time, for the following purposes:

   1. Election of directors for fiscal 1999;

   2. Approval of an Amendment and Restatement of the Company's Articles of Incorporation changing the name of the Company to InfraCorps Inc.;

   3. Approval of the appointment of independent auditors for fiscal year 1999; and

   4. Transaction of such other business as may properly come before the Meeting, or any adjournments thereof.

     Only shareholders of record at the close of business on June 12, 1998, are entitled to notice of and to vote at the Meeting or any adjournments thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the Meeting.

     TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED. YOUR PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS EXERCISE.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Warren E. Beam, Jr.
                                        -----------------------
                                        WARREN E. BEAM, JR.
                                        Secretary
June 19, 1998

                                PROXY STATEMENT


                      FOR ANNUAL MEETING OF SHAREHOLDERS

                            ETS INTERNATIONAL, INC.
                    7400 Beaufont Springs Drive, Suite 415
                           Richmond, Virginia 23225


     Solicitation of the enclosed proxy is made by and on behalf of the Board of Directors (the "Board of Directors") of ETS International, Inc. (the "Company") to be used at the Annual Meeting of Shareholders to be held at the Richmond Marriott, 500 East Broad Street, Richmond, Virginia 23219 on Monday, August 17, 1998, at 10:00 a.m., local time, and at any adjournments thereof. The date on which this Proxy Statement and the accompanying Proxy are first being mailed is June 24, 1998.

     The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made by use of the mails, except that, if necessary, officers, directors, employees and agents of the Company or its subsidiaries may solicit proxies by telephone, telegram, facsimile or personal contact. It is contemplated that brokerage houses and nominees will be requested to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable charges and expenses in this connection. The Company does not anticipate that the cost of proxy solicitation will exceed $5,000.

     All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the instructions thereupon, or, in the absence of such instructions, in accordance with the Board of Director's recommendations. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy, or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Board at the address above.

     A copy of the Company's 1998 Annual Report to Shareholders is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

     The Company has only one class of stock outstanding. The Company has fixed the close of business on June 12, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of June 12, 1998, there were outstanding 16,492,043 shares of Company common stock, no par value ("Common Stock"). Each share entitled to one vote on each matter to be voted on at the Annual Meeting.

     The holders of shares of Common Stock entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of shares present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of votes cast in person or by proxy at the Annual Meeting (Proposal No. 1). Approval of the amendment and restatement of the Company's Articles of Incorporation to effect the corporate name change (the "Corporate Name Change") (Proposal No. 2) requires the affirmative vote, at a meeting at which a quorum is present, of more than two-thirds of the outstanding shares of the Company's Common Stock entitled to be cast at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors or in connection with the Corporate Name Change will not be included in determining the number of votes cast for that matter.

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of June 12, 1998, the beneficial ownership of each shareholder known to management of the Company to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise indicated, the Company believes that the named persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



                Name of                      Amount and Nature        Percent
           Beneficial Owner               of Beneficial Ownership      Class
--------------------------------------   -------------------------   --------
Roberta Greiner                                  1,077,900              6.5%
 5515 Village Drive
 Roanoke, VA 24014
Dr. Allen Kahn                                   1,940,668 (1)         11.5%
 2125 Evans Road
 Flossmore, IL 60422
Coleman S. Lyttle                                1,176,334 (2)(3)       7.1%
 2210 Belt Boulevard
 Richmond, VA 23224
Thomas W. Marmon                                 1,958,417 (4)(5)      11.8%
 4390 Airwest Drive, SE
 Grand Rapids, MI 49512
John W. Winfield, The InterGroup                 1,215,300 (7)          7.4%
Corporation and Santa Fe Financial
Corporation (6)
 2121 Avenue of the Stars, Suite 2020
 Los Angeles, CA 90067


---------
(1) Includes 343,667 shares issuable upon the exercise of warrants.

(2) Includes 120,000 shares issuable upon the exercise of options as follows:
    20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(3) Does not include shares in the name of the Estate of Stamie E. Lyttle, of which Coleman Lyttle is executor, and certain trust created thereby of which he is trustee. Mr. Lyttle is not a beneficiary of the Estate or the beneficial owner of shares of Common Stock owned by the Estate or by any such trust.

(4) Includes 153,350 shares issuable upon the exercise of options and warrants as follows: 20,000 shares pursuant to the 1994 Nonstatutory Option Plan, 100,000 shares pursuant to the 1995 Nonstatutory Option Plan and 33,350 shares pursuant to warrants.

(5) Includes shares registered in the name of Thomas W. Marmon Trust.

(6) Mr. Winfield is the Chairman, President and Chief Executive Officer of The InterGroup Corporation ("InterGroup") and Santa Fe Financial Corporation ("Santa Fe"), and is the controlling shareholder of InterGroup. InterGroup owns approximately 41% of Santa Fe, and Mr. Winfield, as an individual, owns 3.7% of Santa Fe. In his capacity as Chairman, President and Chief Executive Officer of InterGroup and Santa Fe, Mr. Winfield may be deemed to have voting and dispositive power of shares of Company Common Stock held by InterGroup and Santa Fe.

(7) Based on information contained in the Schedule 13D of Mr. Winfield, InterGroup and Santa Fe dated January 5, 1998, the Company believes that:
    (i) Mr. Winfield has sole voting and dispositive power with respect to 415,300 shares of Company Common Stock; (ii) Mr. Winfield may be deemed to have shared voting and dispositive power with respect to 600,000 shares of Company Common Stock, which include 500,000 shares held by InterGroup and 100,000 shares held by Santa Fe; and (iii) Mr. Winfield has no voting power but may be deemed to have shared dispositive power with respect to 200,000 shares of Company Common Stock held by members of Mr. Winfield's family.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of June 12, 1998, certain information regarding the beneficial ownership of Company Common Stock by each director and director nominee of the Company, by each executive officer of the Company, and by all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the named persons have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them.



             Name of                    Amount and Nature        Percent
         Beneficial Owner            of Beneficial Ownership      Class
---------------------------------   -------------------------   --------
Terence R. Dellecker (1)                            0                0%
 75 Rue De Courcelles
 75008 Paris, France
Coleman S. Lyttle (2)(3)                    1,176,334(4)(5)        7.1%
 2210 Belt Boulevard
 Richmond, VA 23224
John R. Potter (1)                                  0                0%
 2408 E. Roy Street
 Seattle, WA 98112
James B. Quarles (2)(3)                       810,000(6)           4.7%
 7400 Beaufont Springs Drive,
 Suite 415
 Richmond, VA 23225
Lee A. Raver (2)                              773,800(7)           4.6%
 1788 Hungary Road
 Richmond, VA 23228
Navin D. Sheth (2)(3)                         652,208(8)           3.9%
 2210 Belt Boulevard
 Richmond, VA 23224
Warren E. Beam, Jr. (3)                             0                0%
 7400 Beaufont Springs Drive,
 Suite 415
 Richmond, VA 23225
Directors and Executives                    3,412,342(9)          18.9%
 Officers as a group (5 persons)


---------
(1) A director nominee.

(2) Currently serves as a director of the Company.

(3) An executive officer of the Company.

(4) Includes 120,000 shares issuable upon the exercise of options as follows:
    20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(5) Does not include shares in the name of the Estate of Stamie E. Lyttle, of which Coleman Lyttle is executor, and certain trust created thereby of which he is trustee. Mr. Lyttle is not a beneficiary of the Estate or the beneficial owner of Shares of Common Stock owned by the Estate or by any such trust.

(6) Comprised of 810,000 shares issuable upon the exercise of options as follows: 750,000 shares pursuant to options issued in February 1998 pursuant to the 1995 Nonstatutory Option Plan and 60,000 shares pursuant to options issued in November 1997 pursuant to the 1995 Nonstatutory Option Plan.

(7) Includes 470,000 shares issuable upon the exercise of options as follows:
    350,000 shares pursuant to options issued in July 1993, 20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan. Mr. Raver is not standing for reelection to the Board of Directors at the Annual Meeting.

(8) Includes 120,000 shares issuable upon the exercise of options as follows:
    20,000 shares pursuant to the 1994 Nonstatutory Option Plan and 100,000 shares pursuant to the 1995 Nonstatutory Option Plan.

(9) Includes 1,520,000 shares issuable upon the exercise of options and warrants.


                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

     The following table provides information as to annual and other compensation paid by the Company to all individuals who served as the Company's Chief Executive Officer during fiscal 1998 and to each of the other executive officers of the Company whose total annual salary exceeded $100,000 in fiscal 1998.



                                                               Long-Term Compensation
                                                  Annual      -----------------------
                                               Compensation            Awards
                                              -------------   -----------------------
            Name and
       Principal Position           Year(2)     Salary ($)          Options/SARs
--------------------------------   --------   -------------   -----------------------
James B. Quarles                     1998         44,585              830,000
 Chairman, President and Chief       1997              -                    -
 Executive Officer of the            1996              -                    -
 Company(1)                          1995              -                    -
John D. McKenna                      1998         81,873                    0
 Former President and Chief          1997         79,333              140,000
 Executive Officer of the            1996         93,783                    0
 Company (1)                         1995        100,301               20,000
Coleman S. Lyttle                    1998        119,785                    0
 President of InfraCorps             1997        115,337              100,000
 of Virginia, Inc.                   1996        150,943                    0
 and a Director of the Company       1995        127,603               20,000

---------
(1) Mr. Quarles was appointed President and Chief Executive Officer of the Company on January 20, 1998, and Mr. McKenna resigned as President and Chief Executive Officer of the Company on that date. Mr. McKenna resigned as a director of the Company on February 2, 1998. Mr. Quarles became Chairman of the Board on that date. The amounts shown for Mr. Quarles and Mr. McKenna, respectively, reflect all compensation received from the Company for services rendered in all capacities in fiscal 1998.

(2) On April 6, 1998, the Board of Directors approved a resolution changing the fiscal year-end of the Company from May 31 to March 31. Compensation reported for 1995, 1996 and 1997 is based on a May 31 fiscal year-end. Compensation shown with respect to 1998 is based on the twelve months ended March 31, 1998. Accordingly, there is a two-month overlap between the reported compensation for 1998 (covering the twelve months ended March 31, 1998) and 1997 (covering the twelve months ended May 31, 1997).

                       Option Grants in Last Fiscal Year

     The following table provides information as to options granted in the fiscal year ended March 31, 1998 to the individuals named in the Summary Compensation Table above.




                                                                                                           Potential Realized
                                                                                                           Value(1) at Assumed
                                                                 Individual Grants                           Annual Rates of
                                          ----------------------------------------------------------------     Stock Price
                                                                                                             Appreciation for
                                                % of Total                          Market                      Option Term
                     Number of Securities         Options           Exercise       Price on                --------------------
                          Underlying       Granted to Employees      or Base        Date of
                           Options               in Fiscal            Price          Grant      Expiration
        Name              Granted(#)               Year           ($/Share)(2)   ($/Share)(2)      Date      5%($)     10%($)
------------------- --------------------- ---------------------- -------------- -------------- ----------- --------- ---------
James B. Quarles            20,000                                     .50            .44        6/15/02     11,231    14,172
                            60,000                                     .50            .50       11/03/02     38,288    48,315
                           400,000                                     .27            .38        2/11/03    193,995   244,798
                           350,000                  100%               .50            .50        2/01/03    223,349   281,839
John D. McKenna                  0                    0                  0              0              -          0         0
Coleman S. Lyttle                0                    0                  0              0              -          0         0

---------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) The market price of the options is calculated based on the closing sales price of the Company's Common Stock on the American Stock Exchange Emerging Company Marketplace ("AMEX-ECM") on the date of grant. The Company's Common Stock was removed from trading on the AMEX-ECM on March 6, 1998. No options have been issued since that date. Options generally expire five years from the date of grant.


    Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                               Option/SAR Values

     The following table shows the number and value of stock options exercised by each of the named executive officers during fiscal 1998. It also shows the number and value of unexercised options held by each named executive on March 31, 1998. The value of unexercised options is calculated as the difference between the exercise price and the average of the high and low bid prices on the OTC Bulletin Board on March 31, 1998 ($0.1675).



                                                            Number of Unexercied              Value of Unexercised
                          Shares                              Options/SARs at             In-the-Money Options/SARs at
                         Acquired                            March 31, 1998 (#)               March 31, 1998 (#)(1)
                       on Exercise        Value       --------------------------------   -------------------------------
        Name            (# shares)     Realized ($)    Exercisable     Unexerciseable     Exercisable     Unexerciseable
-------------------   -------------   -------------   -------------   ----------------   -------------   ---------------
James B. Quarles         20,000          10,000         810,000              0                0                 0
John D. McKenna               0               0         100,000              0                0                 0
Coleman S. Lyttle             0               0         120,000              0                0                 0

---------
(1) Options are in-the-money if the fair market value of the underlying common stock exceeds the exercise price of the option. The exercise price of all outstanding options held by the named executive officers currently exceeds the fair market value of the underlying Common Stock of the Company.
     Likewise, the named executive officers held no in-the-money options at March 31, 1998.

              Board of Directors Report on Executive Compensation

     The compensation of the Company's executive officers is reviewed and approved annually by the Board of Directors. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Board of Directors establishes policies and guidelines for other benefits and administers the awards of stock options pursuant to the Company's stock option plans.

     General. Compensation of the Company's executives is intended to attract, retain and award persons who are essential to the corporate enterprise. The fundamental policy of the Company's executive compensation program is to offer competitive compensation to executives that appropriately rewards the individual executive's contribution to corporate performance. The Board of Directors utilizes subjective criteria for evaluation of individual performance and relies substantially on its key managers in doing so. The Board focuses on two primary components of the Company's executive compensation program, each of which is intended to reflect individual and corporate performance: base salary compensation and long-term incentive compensation.

     Base Salary Compensation. Executives' base salaries are determined primarily by reference to compensation packages for similarly situated executives of companies of similar size or in comparable lines of business with whom the Company expects to compete for executive talent. The Board also assesses subjective qualitative factors to discern a particular executive's relative value to the corporate enterprise in establishing base salaries. Each year base salaries of executives are increased by the increases in an average of local and national cost of living indexes. The Board may award year-end bonuses to executives, but only in the event the Company is profitable. The total of all bonuses generally is based on the Company's overall economic performance. Bonuses may be awarded pursuant to the Board's subjective analysis of each executive's performance. No bonuses were awarded or paid in fiscal 1998.

     Long Term Incentive Compensation. It is the Board's philosophy that significant stock ownership by management creates a powerful incentive for executives to build long-term shareholder value. Accordingly, the Board believes that an integral component of executive compensation is the award of equity-based compensation, which is intended to align executives' long-term interests with those of the Company's shareholders. Awards of stock options to executives have historically been at then-current market prices and, in keeping with the Company's objective to link pay with corporate loyalty, generally vest over a period of one to five years. The Board believes that option grants should be considered on an annual basis. In general, a fixed minimum option grant is awarded to all executives and additional grants may be awarded from time to time consistent with the relative pay levels of the executives. Except for the stock options granted to Mr. Quarles in connection with his appointment as President and Chief Executive Officer of the Company as described below, no executive options were granted in fiscal 1998.

     Compensation of Chief Executive Officer. Mr. McKenna resigned as Chief Executive Officer of the Company on January 20, 1998. In reviewing and approving Mr. McKenna's fiscal 1998 compensation the Board of Directors considered the same criteria detailed above with respect to executives in general. Mr. McKenna's base salary for fiscal 1998 was established at $91,500, which is below the midpoint of the base compensation for chief executive officers of comparable companies. This amount represented a 3.5% increase over the base salary that was awarded to Mr. McKenna in fiscal 1997.

     Mr. Quarles became Chief Executive Officer of the Company on January 20, 1998. At that time, the Board of Directors determined that Mr. Quarles would receive a base salary of $11,000 per month for a minimum of six months, a five-year option to purchase 400,000 shares of Company common stock at $.27 per share and a five-year option to purchase 350,000 shares of Company common stock at $.50 per share. Mr. Quarles' compensation was established through negotiation with Mr. Quarles and was subjectively determined. The Board deemed it in the best interests of the Company to offer a competitive compensation package, which through stock options, would be tied to the performance of the Company. The Board felt that this was especially important to attract qualified, aggressive leadership to refocus the Company's business on the infrastructure markets at a time when the Company's financial situation was declining.

              Submitted by the Board of Directors of the Company:
                      Coleman S. Lyttle, Navin D. Sheth,
                       James B. Quarles and Lee A. Raver

          Compensation Committee Interlocks and Insider Participation

     The Board of Directors makes decisions regarding compensation of executive officers. Messrs. John D. McKenna, John C. Mycock and David F. Tompkins, each of whom resigned as a director and officer of the Company during fiscal 1998, as well as Coleman S. Lyttle and Navin D. Sheth, who currently continue as directors and executive officers of the Company, participated during fiscal 1998 in deliberations of the Company's Board of Directors concerning executive officer compensation. During fiscal 1998, the Company had notes payable to each of directors Sheth and Lyttle and to Thomas W. Marmon, who resigned as a director effective April 13, 1998. Each of these individuals also participated in deliberations of the Board concerning compensation of executive officers in fiscal 1998. See discussion under "Transactions with Management" below.


                       Board of Directors and Committees

     The Audit Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Messrs. Quarles, Sheth and Raver.

     The Board of Directors does not have a standing compensation committee. The Board of Directors is responsible for approving the salaries, bonuses and other compensation and benefits of executive officers, reviewing and advising management regarding benefits and other terms and conditions of compensation of management and administering the Company's stock option plans.

     The Board of Directors does not have a standing nominating committee. Nominations for election to the Board of Directors may be made by the Board of Directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice received by the Secretary of the Company by July 31 of the year preceding the annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders.

     The Board of Directors meets on a quarterly basis. Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or required by law. Four meetings of the Board of Directors were held during fiscal 1998. The Audit Committee met two times in fiscal 1998. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of the Audit Committee.


                           Remuneration of Directors

   Outside directors do not received any fees for attending meetings of the Board, but are reimbursed for their out-of-pocket expenses in connection therewith. Directors are entitled to receive the base level of stock options awarded to executives.

                               Performance Graph

     The following graph compares the yearly percentage change and the cumulative total of shareholder return on the Company's Common Stock with the cumulative return on the AMEX Market Value Index, the Russell 2000 Index and the Dow Jones Heavy Construction Index for the five-year period commencing March 31, 1994 and ending on March 31, 1998. These comparisons assume the investment of $100 in the Company's Common Stock and in each of the indices on March 31, 1993 and the reinvestment of dividends.



                                    [GRAPH]





                                                  Cumulative Total Return
                                     --------------------------------------------------
                                      3/93     3/94     3/95     3/96     3/97     3/98
                                     ------   ------   ------   ------   ------   -----
ETS International, Inc.      ETSI     $100      83      117       83       50        8
EX Market Value              ISAS     $100     105      110      135      137      182
Russell 2000                 IR20     $100     111      117      151      159      226
D J Heavy Construction       ICON     $100     125      108      145      122      127

                         TRANSACTIONS WITH MANAGEMENT

     During a portion of fiscal 1998, the Company occupied approximately 45,000 square feet of office and laboratory space in a modern commercial building in Roanoke, Virginia, under lease agreements with its subsidiaries, IC Subsidiary, Inc. (formerly ETS, Inc.) ("ETS") and ETS Analytical Services, Inc. ("ETSAS"), effective as of February 1, 1991, which expire on December 31, 2000, from PDJ Associates, a partnership in which John D. McKenna, former President and Chairman of the Board of the Company, and Roberta Greiner, widow of Gary P. Greiner, a former officer and director of the Company, are partners. In connection with the Company's sale of ETS, as described below, the ETS lease was assigned, effective February 1, 1998, to ETS Acquisition, Inc, a Virginia corporation owned by John D. McKenna, Arthur B. Nunn III and John C. Mycock, former executive officers and directors of the Company. The Company believes that the leases with PDJ Associates were on terms as favorable as those which would have been available from a non-affiliated parties. In connection with the sale of ETSAS described below, the ETSAS lease was assigned, effective October 31, 1997, to Q Enterprises, Inc., a Virginia corporation which was owned by James B. Quarles. Mr. Quarles, who subsequently became President and a director of the Company in January 1998, sold his interest in Q Enterprises, Inc. on February 16, 1998. Lease payments made by the Company to PDJ Associates in fiscal 1998 totaled $164,000.

     Effective in 1994, InfraCorps of Virginia, Inc. (formerly ETS Water and Waste Management, Inc.) ("ETSW") entered into a lease of its premises which are owned by the Estate of Stamie E. Lyttle, of which Coleman S. Lyttle, a director of the Company is executor, at $10,500 per month for two years. On June 1, 1997, the lease was renewed for a one-year term with three one-year renewal options. Rent expense under this lease was approximately $105,000 for fiscal 1998. The Company believes that the lease is on terms as favorable as those which would be available from non-affiliated third parties.

     The Company had notes receivable from officers of $193,112 as of March 31, 1998, which include notes receivable from Coleman S. Lyttle, President of ETSW and a director of the Company, in the principal aggregate amount of $180,000, and from Navin D. Sheth, Chief Financial Officer of the Company, Executive Vice President of ETSW and a director of the Company, in the principal aggregate amount of $90,000. At March 31, 1998, the outstanding balances on the Lyttle and Sheth notes were $86,912 and $106,200, respectively. The notes, which are unsecured, bear annual interest at six percent and are due July, 1998.

     The Company has notes payable to affiliates of $966,159 as of March 31, 1998. These affiliates include Mr. Sheth, Mr. Lyttle, family members of Mr. Sheth and Mr. Lyttle and the Estate of Stamie S. Lyttle. The balance is classified as current and due in 1998. The notes, which are unsecured, bear interest at annual rates between eleven and twenty percent. Interest is payable monthly. The aggregate amount of the notes payable to Mr. Sheth and his family members and affiliates was approximately $551,000 at March 31, 1998. The aggregate amount of the notes payable to Mr. Lyttle and his family members and associated entities, including the Estate of Stamie Lyttle, was approximately $280,000 at March 31, 1998.

     In addition, the Company had $500,000 of unsecured notes payable to Dr. Allen Kahn, a large shareholder of the Company, with due dates in fiscal 1999. Interest is payable monthly at rates ranging from ten to twelve percent per annum.

     During fiscal 1998, the Company was indebted to Thomas W. Marmon, a former director and a large shareholder of the Company, under a secured credit facility established March 1997 to provide capital to the Company. The original note creating the credit facility called for fixed monthly interest of $25,000 over a two-year term, subject to call by the holder at any time upon sixty days notice, and was secured by the assets of the Company and its subsidiaries. The Company's total indebtedness under the original note was $2.5 million at February 28, 1998. The $25,000 fixed monthly interest payment was equivalent to a 15% annual interest rate. As of March 31, 1998, the Company had failed to make eight interest payments ($200,000 total) under the note. On May 1, 1998, the Company and Mr. Marmon restructured the note to increase the amount of the secured credit facility and to cure the default. The new note, which in part is a renewal of the previous note, permits total aggregate borrowing by the Company of up to $3.5 million. The new note provides for monthly interest payments at a rate of 10% until the credit facility's maturity at May 1, 1999 and 12% thereafter and is subject to call by the holder upon sixty days written notice. At March 31, 1998, the principal amount outstanding on the secured credit facility was approximately $3.1 million (which included unpaid interest of $210,000 as part of principal). The new note is secured by the assets of the Company and its subsidiaries. Mr. Marmon resigned as a director of the Company effective April 13, 1998. Mr. Marmon's son, Thomas R. Marmon, was named Vice President of InfraCorps of Florida, Inc. (formerly ETS Liner, Inc.), a subsidiary of ETSW located in Florida, on March 19, 1998.

     On October 31, 1997, ETSAS, a wholly owned subsidiary of the Company, sold to Q Enterprises, Inc. substantially all of its assets in return for a ten-year 8.5% promissory note in the amount of $1,380,000, which exceeded the net book vale of the assets and liabilities sold. The purchase price was subject to final post-closing adjustments relative to the net book value of certain assets. In January 1998, in accordance with the final post-closure adjustments relative to net book value of the assets sold, the purchase price was adjusted from $1,380,000 to $1,000,000. James B. Quarles was the sole shareholder of Q Enterprises, Inc. at the time of its purchase of ETSAS assets. Mr. Quarles, who was subsequently elected President and a director of the Company on January 20, 1998, sold his interest in Q Enterprises, Inc. on February 16, 1998.

     On March 12, 1998, substantially all of the assets and certain liabilities of ETS, a wholly owned subsidiary of the Company, were sold to ETS Acquisition, Inc., a newly formed firm based in Roanoke, Virginia. In connection with the sale, the Company sold a portion of its assets and business relating to the Limestone Emission Control ("LEC") technology, including patents and licenses, to Christel Clear Technologies, Inc. ("CCTI"), a newly formed firm based in Roanoke, Virginia. The total purchase price was $1,896,124 for all of the aforementioned. The purchase price was paid in cash, stock of the Company and by assumption of certain liabilities of ETS, delivery of a $200,000 thirty-day note bearing 8 1/2% interest and delivery of a ten-year $100,000 note bearing
8 1/2% interest. Also, the Company will receive 50% of all royalties received by CCTI in connection with the license of the LEC technology. While there is no indication that the LEC technology will be resold by CCTI, the agreement of sale further provides that the Company will receive 50% of the net sales price from a resale of the LEC technology on or before March 12, 1999, and 25% of the net sales price from a resale after March 12, 1999 but on or before March 12, 2000.

     In connection with the foregoing transaction, the Company entered into a management agreement with Air Technologies, Inc. ("ATI"), a newly formed firm based in Roanoke, Virginia, to provide management services with respect to the Company's contract with China Steel Corporation ("China Steel"). ATI and CCTI have agreed to accept responsibility for any potential liabilities associated with the China Steel contract and to provide its best efforts to have the contract transferred from the Company to ATI. ETS Acquisition, Inc., CCTI and ATI are owned by John D. McKenna, Arthur B. Nunn, III and John C. Mycock, three former executive officers of the Company and former members of the Company's Board of Directors. Messrs. McKenna, Nunn and Mycock resigned as executive officers and directors of the Company during the third quarter of fiscal 1998.

     On April 27, 1998, the Company completed the sale of the Service Division of ETSW (e.g., septic system installation and repair, irrigation, plumbing, jacuzzi service contracts and incidental concrete manufacturing/concrete products) to a new corporation formed by Coleman S. Lyttle, a director of the Company and President of ETSW, for a total purchase price of $700,000, payable as follows: $350,000 cash at closing, assumption of $100,000 of indebtedness of ETSW and notes payable to ETSW in the aggregate amount of $250,000.


PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Directors elected at the Annual Meeting will serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors of the Company has nominated Terence R. Dellecker, Coleman S. Lyttle, Navin D. Sheth, John R. Potter and James B. Quarles to serve as directors of the Company for fiscal 1999. All nominees, except Mr. Potter and Mr. Dellecker, currently are members of the Board of Directors. Lee A. Raver is not standing for reelection to the Board.

     TERENCE R. DELLECKER (age 51) is a lawyer based in Paris, France. He is a member of the New York and Massachusetts bars and is licensed to practice in France as an Avocat a la Cour. He has practiced law since 1970 and specializes in corporate matters, in particular acquisitions, licensing, mergers and capital restructurings. Mr. Dellecker served as Associate Regional Counsel with the Department of Housing and Urban Development in Boston, Massachusetts from 1972 through 1975. He received his B.S. in Electrical Engineering from Princeton University in 1967 and his J.D. from Harvard Law School in 1970.

     COLEMAN S. LYTTLE (age 44) has served as President of ETSW since June 1994. From 1982 to 1994, he was President of Stamie E. Lyttle Company, Inc. and Lyttle Utilities, Inc. From 1975 to 1982, he was Senior Estimator and Project Manager of Stamie E. Lyttle Company, Inc. Mr. Lyttle received his B.S. in Business Administration from Virginia Polytechnic Institute and State University in 1975.

     JOHN R. POTTER (age 52) founded Stratagem Inc., a business consulting firm based in Seattle, Washington, in 1993 and is a principal in that company. He was a Director of Enviros Inc., a biotechnology firm, from 1993 through 1996 and from 1983 until 1993 was President and Chief Executive Officer of Utilx Corporation, a NASDAQ-listed utility construction technology company. Mr. Potter received his B.A. from Harvard University and his B.S. and M.S. in Mechanical Engineering from Massachusetts Institute of Technology.

     JAMES B. QUARLES (age 45) has served as President and Chief Executive Officer of the Company since January 20, 1998. He became Chairman of the Company's Board of Directors on February 2, 1998. From October 1997 to February 1998, Mr. Quarles was the sole officer, director and shareholder of Q Enterprises, Inc., a Virginia corporation, which purchased substantially all of the assets of ETSAS, a wholly-owned subsidiary of the Company, and provided consulting services to the Company. Prior thereto, he was employed as the Senior Vice President for mergers and acquisitions with the Company from May 1997 through October 1997, and from January 1987 to December 1996 was Chairman and President of Enviros Inc., a biotechnology company based in Seattle, Washington. Mr. Quarles began his career in the U.S. Navy, where he served under Admiral Elmo R. Zumwalt, Jr., former Chief of Naval Operations and the current Chairman of the Company's Management Advisory Committee.

     NAVIN D. SHETH (age 51) has served as Executive Vice-President of ETSW since June 1994 and, since May 1996, also served as Chief Operating Officer. He was appointed Chief Financial Officer of the Company on January 20, 1998. From 1972 to May 1994, he was associated with Stamie E. Lyttle Company, Inc. in the following capacities: from 1982 to 1994 -- Vice President-Finance; from 1979 to 1982 -- Controller; from 1972 to 1979 -- Operations Analyst. Mr. Sheth was Assistant Professor, Virginia College, Lynchburg, Virginia, from 1971 to 1972. He received his B.S. in Chemistry in 1967 from Bombay University and his MBA in 1971 from Atlanta University, Atlanta, Georgia.

     It is the intention of the persons named as proxies in the accompanying proxy, unless instructed otherwise, to vote for the persons nominated by the Board. If any nominee should become unavailable to serve, the proxy may be voted for the election of such substitute nominee as may be designated by the Board. The Board has no reason to believe that any of the nominees will be unable to serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.
                                         ---


PROPOSAL NO. 2 - AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES OF
              INCORPORATION TO CHANGE THE COMPANY'S NAME TO INFRACORPS INC.

General

     The Board of Directors of the Company has adopted resolutions proposing an amendment and restatement of the Company's Articles of Incorporation ("Articles") to change the name of the Company from ETS International, Inc. to InfraCorps Inc.

     The Board of Directors believes that the amendment and restatement is in the best interests of the Company and its shareholders. If approved, the amendment and restatement will be effective upon the filing of Articles of Amendment with the State Corporation Commission of Virginia, which filing will be made promptly after the Annual Meeting.

     The full text of the proposed amendment and restatement is set out in Exhibit A attached to this Proxy Statement.


Background

     On January 20, 1998, the Board initiated changes in the Company's executive management. On that date, James B. Quarles was elected President and Chief Executive Officer of the Company and was appointed to its Board of Directors. Navin D. Sheth, Chief Operating Officer of ETSW, a wholly owned subsidiary of the Company, was appointed Chief Financial Officer of the Company. Further, in connection with ongoing negotiations to purchase substantially all of the assets of the Company's wholly owned environmental subsidiary, ETS, John D. McKenna, Arthur B. Nunn, III and John C. Mycock resigned from the Company's Board of Directors on February 2, 1998. Mr. Quarles was elected Chairman of the Board on that date.

     The management restructuring is part of an overall plan to refocus the Company's business on the infrastructure markets, particularly with respect to expanding utilization of trenchless technologies for the rehabilitation of underground utilities. The Company intends to focus on its infrastructure lines of business and de-emphasize its environmental products and services. New management believes that the environmental services aspect of the Company historically has been a break-even business, providing little value to shareholders, while attempts to commercialize the environmental technologies aspect of the Company have been a drain on the Company's limited capital resources. New management believes that the Company should focus on one line of business -- the installation and rehabilitation of subsurface pipelines for the transmission of water, waste and gas -- and seeks to position the Company to take advantage of perceived growth opportunities within that industry. However, there can be no assurance that the Company's refocusing efforts will be successful.

     The Board of Directors feels that the name InfraCorps Inc. reflects the Company's new emphasis on the infrastructure trenchless technologies. The Board anticipates that the name change also will help the Company avoid being confused with the environmental services operations that were sold as part of the Company's refocusing effort.

     Consistent with the foregoing, effective May 22, 1998, the Company changed the names of its wholly owned subsidiaries, ETS Water and Waste Management, Inc. and ETS, Inc., to InfraCorps of Virginia, Inc. and IC Subsidiary, Inc., respectively. The name of ETS Liner, Inc. was changed to InfraCorps of Florida, Inc. effective May 21, 1998.

     The adoption of the amendment and restatement requires the affirmative vote of more than two-thirds of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting. A failure to vote, either by not returning the enclosed proxy or checking the "abstain" box, will have the same effect as a vote against Proposal No. 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 2.
                                              ---


PROPOSAL NO. 3 - APPROVING THE APPOINTMENT OF KPMG PEAT MARWICK LLP INDEPENDENT
              AUDITORS FOR FISCAL 1999

     The Board of Directors appointed KPMG Peat Marwick LLP as independent certified public accountants to audit the financial statements for fiscal 1999 and has determined that it would be desirable to request that the shareholders approve such appointment. Shareholder approval is not required for the appointment of KPMG Peat Marwick LLP since the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for the approval at the Annual Meeting. No determination has been made as to what action the Board would take if shareholders do not approve the appointment.

     A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF KPMG PEAT MARWICK
                                              ---
LLP AS INDEPENDENT AUDITORS.


                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Company officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 1998, each of Mr. Quarles and Mr. Beam was late in filing his initial statement of beneficial ownership on Form 3. In addition, for fiscal 1998, Mr. McKenna filed late two reports relating to an aggregate of three transactions, Mr. Mycock filed late two reports relating to an aggregate of two transactions, and Mr. Nunn filed late one report relating to one transaction.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the Company's fiscal 1999 Annual Meeting must be received by the President of the Company, at the Company's headquarters, 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225, no later than February 24, 1999, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.


                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matters requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgement in the interest of the Company.



                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/ Warren E. Beam, Jr.
                                        -----------------------
                                        WARREN E. BEAM, JR.
                                        Secretary
June 19, 1998



     The Company's Annual Report on Form 10-K for the transition period from June 1, 1997 to March 31, 1998 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Mr. Warren E. Beam, Jr., Secretary, ETS International, Inc., 7400 Beaufont Springs Drive, Suite 415, Richmond, Virginia 23225.

                                                                      Exhibit A

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                            ETS INTERNATIONAL, INC.



                               ARTICLE I - NAME

   The name of the Corporation is InfraCorps Inc.


                             ARTICLE II - PURPOSE

     The purpose of this Corporation is to transact any or all lawful business not required to be specifically stated in these Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act.


                        ARTICLE III - AUTHORIZED STOCK

   (a) The aggregate number of shares which the Corporation is authorized to issue is as follows:



    Class      Number of Shares    Par Value
------------- ------------------ -------------
  Common      30,000,000         No Par Value
  Preferred   5,000,000          No Par Value

     (b) The Board of Directors of the Corporation (the "Board of Directors") may, by amending these Articles of Incorporation (the "Articles") by filing Articles of Amendment with the Virginia State Corporation Commission, fix in whole or in part the preferences, limitations and rights, within the limits set by law, of (i) any class of shares, before the issuance of any shares of that class, or (ii) one or more series within a class, before the issuance of any shares within that series.

     (c) The preferred stock (including any shares of preferred stock restored to the status of authorized but unissued preferred stock undesignated as to series pursuant to this Article III(c)) may be divided into one or more series and issued from time to time with such preferences, privileges, limitations, and relative rights as shall be fixed and determined by the Board of Directors. Without limiting the generality of the foregoing, the Board of Directors is expressly authorized to the fullest extent permitted from time to time by law to fix:

      (i) the distinctive serial designations and the division of shares of preferred stock into one or more series and the number of shares of a particular series, which may be increased or decreased (but not below the number of shares thereof then outstanding);

      (ii) the rate or amount (or the method of determining the rate or amount) and times at which, the form in which, and the preferences and conditions under which, dividends shall be payable on shares of a particular series, the status of such dividends as cumulative, partially cumulative, or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating with shares of other classes or series;

      (iii) the price or prices at which, the consideration for which, the period or periods within which and the terms and conditions, if any, upon which the shares of a particular series may be redeemed, in whole or in part, at the option of the Corporation or otherwise;

      (iv) the amount or amounts and rights and preferences, if any, to which the holders of shares of a particular series are entitled or shall have upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

      (v) the rights and preferences over or otherwise in relation to any other class or series (including other series of preferred stock), as to the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation;

      (vi) the right, if any, of the holders of a particular series, the Corporation or another person to convert or cause conversion of shares of such series into shares of other classes or series or into other securities, cash, indebtedness or other property, or to exchange or cause exchange of such shares for shares of other classes or series or other securities, cash, indebtedness or other property, and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and exchange, and the terms and conditions or adjustments, if any, at which such conversion or exchange may be made or caused;

      (vii) the obligation, if any, of the Corporation to redeem, purchase or otherwise acquire, in whole or in part, shares of a particular series for a sinking fund or otherwise, the terms and conditions thereof, if any, including the price or prices and the nature of the consideration payable for such shares so redeemed, purchased or otherwise acquired;

      (viii) the voting rights, if any, including special, conditional or limited voting rights, of the shares of a particular series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of shares of all series of preferred stock, or of the shares of one or more series thereof, or of both, in an amount greater than a majority up to such amount as is in accordance with applicable law or these Articles, as a condition to specified corporate action or amendments to the Articles; and

      (ix) any other preferences, limitations and relative rights which may be so determined by resolution or resolutions of the Board of Directors. Shares of preferred stock shall rank prior or superior to the common stock in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. All shares of preferred stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange) shall be canceled and thereupon restored to the status of authorized but unissued shares of preferred stock undesignated as to series.

     (d) The holders of common stock, to the exclusion of any other class of stock of the Corporation, have sole power to vote for the election of directors except as (i) otherwise expressly provided in the serial designation of any series of preferred stock, (ii) otherwise expressly provided in these Articles and (iii) otherwise expressly provided by the then existing laws of the Commonwealth of Virginia. The holders of common stock will have one vote for each share of common stock held by them.

     (e) No holder of shares of stock of any class of the Corporation will have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations of the Corporation convertible into stock of the Corporation, issued or sold, nor any right of subscription to any thereof.


            ARTICLE IV - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     A. Each Director and Officer who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) shall be indemnified by the Corporation against any liability imposed upon or asserted against him (including amounts paid in settlement) arising out of conduct in his official capacity with the Corporation or otherwise by reason of the fact that he is or was such a Director or Officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his duty as such Director or Officer.

     B. In addition to the indemnification provided under Section A, to the full extent permitted by the Virginia Stock Corporation Act and any other applicable law, as they exist on the date hereof or may hereafter be amended, the Corporation shall indemnify a Director or Officer of the Corporation who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) by reason of the fact that he is or was such a Director or Officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     C. The Corporation is empowered to contract in advance to indemnify any Director or Officer to the extent indemnification is granted under Sections A and B. The Board of Directors is also empowered to cause the Corporation to indemnify or contract in advance to indemnify any other person not covered by Sections A and B who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as if such person were specified as one to whom indemnification is granted under Sections A and B.

     D. The Corporation may advance, pay for and/or reimburse the reasonable expenses incurred by an Officer or Director who is a party to any proceeding in advance of the final disposition thereof if (i) the Officer or Director furnishes the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Sections A and/or B above, (ii) the Officer or Director furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article. The undertaking required by clause (ii) above shall be an unlimited general obligation of the Officer or Director but need not be secured and may be accepted without reference to financial ability to make repayment.

     E. All determinations as to indemnification and advances of expenses (including contracts with respect thereto) shall be made by a majority vote of a quorum of disinterested Directors. In the event a quorum of disinterested Directors cannot be obtained to make any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article, such determinations shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

     F. The foregoing provisions are intended to provide indemnification with respect to those monetary damages for which the Virginia Stock Corporation Act permits the limitation or elimination of liability. In addition, to the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising out of a single transaction, occurrence or course of conduct in excess of the amount of cash consideration received by the Directors from the Corporation for services as a Director during the twelve months immediately preceding the act or omission for which liability was imposed.

     G. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provision of this Article.

     H. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

     I. Except to the extent inconsistent with this Article, terms used herein shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act as now in effect or hereafter amended. Without limitation, it is expressly understood that reference herein to Directors, Officers, employees or agents shall include former Directors, Officers, employees and agents and their respective heirs, executors and administrators.

                              PROXY
                   ANNUAL MEETING OF SHAREHOLDERS
                      ETS INTERNATIONAL, INC.

THIS PROXY IS SOLICITED BY BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned Shareholder of ETS International, Inc., Richmond, Virginia, having received the Notice dated June 19, 1998, of the Annual Meeting of Shareholders, hereby nominates, constitutes, appoints and authorizes James B. Quarles and Warren E. Beam, Jr., and each of them with full power to act alone, as proxies with full power of substitution, for me and in my name, place and stead, to vote all the common stock of said corporation standing in my name on its books on June 12, 1998, at the Annual Meeting of Shareholders to be held at the Richmond Marriott, 500
East Broad Street, Richmond, Virginia 23219, at 10:00 a.m., Monday, August 17, 1998, or at any adjournments thereof, with all the power the undersigned would possess if personally present, as follows:



              (Continued, and to be signed on the other side.)

                                           Please mark   [X]
                                           your votes as
                                           indicated in
                                           this example


1. The election of the five nominees for director listed in the Proxy Statement dated June 19, 1998, for terms of one year each and until their successors are elected and qualify.

          FOR                          WITHHOLD
     all nominees                     AUTHORITY
    except as marked                to vote for all
 to the contrary below.          nominees listed below.
        [  ]                             [  ]


(Instructions: To withhold authority to vote for any individual, strike a line through the nominee's name below.)

NOMINEES:

Terence R. Dellecker     Coleman S. Lyttle     Navin D. Sheth
John R. Potter           James B. Quarles



2. Approval of amendment and restatement of the Company's Articles of Incorporation to change the name of the Company to InfraCorps Inc.

                  FOR          AGAINST         ABSTAIN
                  [ ]            [ ]             [ ]


3. Approval of the appointment of KPMG Peat Marwick LLP as independent auditors for fiscal year 1999.

                  FOR          AGAINST         ABSTAIN
                  [ ]            [ ]             [ ]

4. In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the Annual Meeting or any adjournments thereof.



THIS PROXY CONFERS AUTHORITY TO VOTE FOR ALL OF THE PERSONS LISTED EVEN THOUGH THE BLOCK IN ITEM 1 IS NOT MARKED UNLESS THE NAMES OF ONE OR MORE CANDIDATES ARE LINED OUT. THIS PROXY WILL BE VOTED "FOR" ITEMS 2 AND 3 ABOVE UNLESS "AGAINST" OR "ABSTAIN" IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

The undersigned hereby acknowledges receipt of the Proxy Statement dated June 19, 1998.

Dated                                               1998
      ---------------------------------------------,

--------------------------------------------------------

--------------------------------------------------------
                Signature of Shareholder(s)

Please sign your name(s) exactly as shown imprinted hereon.

(This Proxy is revocable at any time prior to the exercise hereof.)